UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2016

TRAC INTERMODAL LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

incorporation or organization)

551112

(Primary Standard Industrial

Classification Code Number)

46-0648957

(I.R.S. Employer Identification No.)

750 College Road East

Princeton, New Jersey 08540

(609) 452-8900

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, Interpool, Inc., d/b/a TRAC Intermodal, a subsidiary of TRAC Intermodal LLC (the “Company”), is party to an asset backed credit agreement, dated as of August 9, 2012, as amended or modified from time to time (the “Credit Agreement”), among the loan parties listed therein, the lenders named therein and Bank of America, N.A., as administrative agent.

On January 14, 2016, the Company borrowed $52 million (the “Borrowing”) under the revolving credit facility of the Credit Agreement. This amount carries an interest rate of one-month USD LIBOR + 2.00 % and matures on December 10, 2020, which is the maturity date of the revolving credit facility.  The Borrowing is expected to be used to finance the repurchase and retirement of 62 shares, par value $0.01 per share, of the common stock of Interpool, Inc. held by the Company, the sole stockholder of Interpool, Inc., at an aggregate purchase price of approximately $51 million (the “Repurchase Amount”).  The Repurchase Amount is expected to ultimately be received pro rata, through a successive chain of dividends, by the Company’s indirect shareholders of record, including certain private equity funds that are managed by an affiliate of Fortress Investment Group LLC, employees of affiliates of Seacastle Inc. (the Company’s indirect parent) and members of the Company’s management.

For a description of the material terms and conditions of the Credit Agreement, see the discussions of the Credit Agreement included in the section entitled “Liquidity and Capital Resources” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as supplemented by the section entitled “Liquidity and Capital Resources” in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and in its Current Report on Form 8-K filed on December 16, 2015.  Such description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement (as amended from time to time), a copy of which has been filed by the Company with the U.S. Securities and Exchange Commission, and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAC Intermodal LLC

Dated: January 19, 2016	By:	/s/ Gregg Carpene
		Name:	Gregg Carpene
		Title:	General Counsel

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